Exhibit 10.7

January 28, 2020

Kim Wolin

Dear Kim,

SenesTech, Inc (the “Company”) is very pleased to offer you continued employment as Executive Vice President of Operations, effective January 31, 2020. This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

1. Duties: You (Kim Wolin or “Employee”) will report to the Chief Executive Officer, who will be primarily responsible for evaluating your performance. You will work from our Flagstaff and Phoenix facilities as needed. Your responsibilities will include management and oversight of human resources (“HR”), information technology (“IT”), facilities, general administration, and acting as the Secretary to the Board of Directors. The Company may change your position, title, duties, supervisor, and place of employment from time-to-time as it deems necessary or appropriate.

2. Compensation: Effective February 1, 2020 your annual salary will be $75,000 per annum for 40 hours or more per week and is paid on a bi-monthly basis, subject to deductions for taxes and other withholdings as required by law or the policies of the company. Pay dates are the fifteenth and end of each month.

3. Benefits: This is a benefit-eligible position and there will be no changes to your current benefits.

4. Confidentiality Agreement: One of the conditions of your continued employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not use or disclose any confidential information, including trade secrets, of any former employer or any person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. As a condition of your continued employment, please refresh your knowledge of the Company’s Employee Confidential Information and Inventions Assignment Agreement.

5. In Lieu of Severance: Subject to approval by the Board of Directors, you will be granted Restricted Stock with a value of $75,000, such value to be determined by the closing price of SenesTech stock on the day of the Board’s award, with a vesting period of the earlier of one year from the grant date or the termination of your employment.

928.779.4143 | 3140 N. Caden Court, Flagstaff, AZ 86004
www.senestech.com
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6. Miscellaneous: This letter states the complete and exclusive terms and conditions of your employment and supersedes any and all prior agreements, whether written or oral. By accepting this role in the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, and that you are bound by the terms and conditions of the Confidentiality Agreement. Violations of these policies may lead to immediate termination of employment.

7. Your continued employment with SenesTech is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this offer letter represents the entire agreement between you and SenesTech and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon SenesTech.

If you agree with the above outline, please sign below. Thank you for your dedication and skills are invaluable to the team.

Signatures:

/s/ Kim Wolin	1/28/20
Kim Wolin	Date

/s/ Tom Chesterman	1/28/20
T. C. Chesterman for Ken Siegel, CEO	Date

CC: HR File

928.779.4143 | 3140 N. Caden Court, Flagstaff, AZ 86004
www.senestech.com
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